Investor Contacts:	Suzanne DuLong or Jessica Towns
CIENA Corporation
(888) 243-6223
email: ir@ciena.com

Press Contacts:	Denny Bilter or Aaron Graham
CIENA Corporation
(877) 857-7377
email: pr@ciena.com

FOR IMMEDIATE RELEASE

CIENA Reports Third Quarter Results

LINTHICUM, Md. – August 21, 2003 – CIENA® Corporation (NASDAQ: CIEN), a leading global provider of innovative networking solutions, today reported its third quarter results for the period ending July 31, 2003. Revenue for the quarter totaled $68.5 million, an increase of 37% from same period a year ago. On a generally accepted accounting principles (GAAP) basis, CIENA’s reported net loss for the period was $88.9 million, or a net loss of $0.20 per share.

Revenue for the nine months ending July 31, 2003 totaled $212.5 million. On a GAAP basis, CIENA’s net loss for the nine-month period was $271.5 million, or a net loss of $0.62 per share.

“Our actions to restore profitability and positive operating cash flow to our business are focused simultaneously on driving revenue, improving gross margin and aligning our costs in pursuit of growth market opportunities,” said Gary Smith, CIENA’s president and CEO. “This quarter we recognized meaningful revenue from our recently completed acquisition of WaveSmith, improved our gross margin and achieved our operating expense targets a quarter ahead of plan.

“CIENA is a very different company than it was just a year ago, and we’re not finished,” said Smith. “We have been taking deliberate steps to evolve into a more comprehensive network solutions provider. That transformation extends to every facet of our business – from the markets we target and the products we sell to the way we receive and process orders to the way we prioritize R&D dollars.

“This transformation is not an option,” continued Smith. “If CIENA is going to thrive in today’s telecom environment, we must get bigger, not smaller. We continue to believe that we cannot simply cost-cut our way back to sustainable profitability. We believe restoring growth and profitability to our business will require the combination of expanding our addressable markets while simultaneously reducing and realigning our spending with the opportunities we see.”

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CIENA Reports Q3 Results/August 21, 2003/Page 2 of 7

Non-GAAP Presentation
In evaluating the operating performance of its business, CIENA’s management excludes certain charges or credits that are required by GAAP. These items, which are identified in the table below, share one or more of the following characteristics: they are unusual, and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control.

	Quarter Ended	Nine Months Ended

	July 31, 2003	July 31, 2003

Item	(in thousands)	(in thousands)

Deferred stock compensation	$3,931	$13,290
Amortization of intangible assets	4,479	11,453
In-process research and development	1,500	1,500
Nortel settlement	—	2,500
Restructuring costs	15,527	18,251
Loss on equity investments	—	10
Loss on extinguishment of debt	—	20,606
Income tax benefit on adjusted net loss	22,397	71,944

Total Adjustments	$47,834	$139,554

GAAP Net Loss	$(88,874)	$(271,477)
Adjusted for items above	47,834	139,554

Non GAAP Net Loss	$(41,040)	$(131,923)

Please see Appendix A for additional information about this table.

These adjustments are not in accordance with GAAP, and making such adjustments may not permit meaningful comparisons to other companies. As of the quarter ended July 31, 2003, CIENA’s weighted average shares outstanding were approximately 451,009,000. Adjusting CIENA’s quarterly GAAP results as noted would reduce the Company’s net loss in its third fiscal quarter to $0.09 per share.

As of the nine months ended July 31, 2003, CIENA’s weighted average shares outstanding were approximately 438,133,000. Adjusting CIENA’s nine-month GAAP results as noted would reduce the Company’s net loss for the period to $0.30 per share.

Third Quarter Performance Highlights

•	Recognized revenue from a record-high 72 customers.

•	Added seven new customers in the quarter, including two incumbent carriers.

•	Lowered cash burn 13% sequentially.

•	Ended the quarter with cash and short- and long-term securities valued at $1.75 billion, using cash of $68.2 million in the quarter.

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CIENA Reports Q3 Results/August 21, 2003/Page 3 of 7

•	Closed the acquisition of WaveSmith Networks and recognized meaningful revenue from the DN platform in the quarter.

•	Achieved operating expense target of low-to-mid $80 million one quarter ahead of plan.

•	Reduced inventory for the eighth sequential quarter.

Third Quarter Solution Highlights

•	Launched ONLINE™ Metro Service Aggregator to support multiple data services in one platform.

•	Integrated management of multiservice solutions extending CIENA’s point-and-click service provisioning and other management functions into the data layer.

•	Introduced enhancements to MetroDirector K2 enabling flexible new Ethernet services on existing networks.

•	Announced new CoreStream capabilities enabling end-to-end data service offerings and lower network costs.

•	Released ON-Designer™ software suite for automated design, validation and turn-up of end-to-end networks.

•	Delivered integrated Ethernet multiplexing on ONLINE Edge™.

Business Outlook
“We continue to win new customers and to expand the solution set sold to existing customers,” said Smith. “However, the timing of revenue recognition, particularly with incumbent carriers, remains difficult to predict with certainty. As a result, we believe revenue in our fourth fiscal quarter is likely to be between five percent up or down from our fiscal third quarter revenue, depending on the timing of significant orders.

“As part of ongoing efforts to transform CIENA and restore profitability, we also have set new operating expense targets,” said Smith. “CIENA has consistently viewed cost reduction holistically – as a process ultimately leading toward a different CIENA. We believe the restructuring steps taken previously make it possible for us to reduce ongoing operating expenses by an additional 10% to 20% over the next year without jeopardizing customer commitments or near- or long-term growth opportunities.

“Further, we expect to realize a significant portion of our total longer-term cost savings starting in the first half of fiscal 2004. We also expect to continue to take steps that enable us to lower our quarterly cash burn and improve our already strong balance sheet,” concluded Smith.

Separately today, CIENA announced its intent to acquire Akara Corporation, signaling its entrée into the growing market for SONET/SDH-based extended storage area networking (SAN) solutions. CIENA expects this transaction to be completed in its fourth fiscal quarter 2003.

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CIENA Reports Q3 Results/August 21, 2003/Page 4 of 7

Live Web Broadcast of Q3 Results
CIENA will host a discussion of its fiscal third quarter 2003 results with investors and financial analysts today, Thursday, August 21, 2003 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via CIENA’s homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA’s website at: www.CIENA.com/investors.

NOTE TO CIENA INVESTORS

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including: this transformation is not an option, if CIENA is going to thrive in today’s telecom environment, we must get bigger, not smaller, we continue to believe that we cannot simply cost-cut our way back to sustainable profitability, we believe restoring growth and profitability to our business will require the combination of expanding our addressable markets while simultaneously reducing and realigning our spending with the opportunities we see, we continue to win new customers and to expand the solution set sold to existing customers, the timing of revenue recognition, particularly with incumbent carriers, remains difficult to predict with certainty, as a result, we believe revenue in our fourth fiscal quarter is likely to be between five percent up or down from our fiscal third quarter revenue, depending on the timing of significant orders, CIENA has consistently viewed cost reduction holistically – as a process ultimately leading toward a different CIENA, we believe the restructuring steps taken previously make it possible for us to reduce ongoing operating expenses by an additional 10% to 20% over the next year without jeopardizing customer commitments or near- or long-term growth opportunities, further, we expect to realize a significant portion of our total longer-term cost savings starting in the first half of fiscal 2004, we also expect to continue to take steps that enable us to lower our quarterly cash burn and improve our already strong balance sheet, and CIENA expects this transaction to be completed in its fourth fiscal quarter 2003, are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on August 21, 2003. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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CIENA Reports Q3 Results/August 21, 2003/Page 5 of 7

CIENA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Nine Months Ended

	July 31,	July 31,	July 31,	July 31,
	2002	2003	2002	2003

Revenues:
Products	$41,029	$59,294	$254,428	$183,913
Services	8,999	9,184	44,809	28,579

Total Revenue	50,028	68,478	299,237	212,492

Costs:
Products	37,450	39,249	191,595	123,335
Services	13,510	12,749	66,163	42,300
Provision (benefit) for excess and obsolete inventory costs	41,192	(55)	284,883	(4,158)

Total cost of goods sold	92,152	51,943	542,641	161,477

Gross profit (loss)	(42,124)	16,535	(243,404)	51,015

Operating expenses:
Research and development (exclusive of $3,860, $2,932, $11,277 and $10,136 deferred stock compensation costs)	53,950	47,963	178,264	153,890
Selling and marketing (exclusive of $842, $687, $2,649 and $2,122 deferred stock compensation costs)	30,829	24,536	98,264	76,805
General and administrative (exclusive of $256, $312, $658, and $1,032 deferred stock compensation costs)	10,798	7,969	37,729	28,241
Deferred stock compensation costs	4,958	3,931	14,584	13,290
Amortization of intangible assets (exclusive of $0, $966, $0, and $2,315 included in cost of goods sold related to certain technology licenses)	2,343	4,479	5,969	11,453
In-process research and development	—	1,500	—	1,500
Nortel Networks settlement costs	—	—	—	2,500
Restructuring costs	18,562	15,527	146,738	18,251
Provision for doubtful accounts	(1,242)	—	14,813	—

Total operating expenses	120,198	105,905	496,361	305,930

Loss from operations	(162,322)	(89,370)	(739,765)	(254,915)

Interest and other income (expense), net	13,558	8,865	44,775	33,297

Interest expense	(10,614)	(8,070)	(29,756)	(28,334)

Loss on equity investments, net	—	—	(5,740)	(10)

Loss on extinguishment of debt	—	—	—	(20,606)

Loss before income taxes	(159,378)	(88,575)	(730,486)	(270,568)

Provision for income taxes	607	299	112,243	909

Net loss	$(159,985)	$(88,874)	$(842,729)	$(271,477)

Basic and dilutive net loss per common share and dilutive potential common share	$(0.42)	$(0.20)	$(2.45)	$(0.62)

Weighted average basic common and dilutive potential common shares outstanding	376,548	451,009	344,242	438,133

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CIENA Reports Q3 Results/August 21, 2003/Page 6 of 7

CIENA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	October 31,	July 31,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$377,189	$585,258
Short-term investments	1,130,414	727,078
Accounts receivable, net	28,680	41,966
Inventories, net	47,023	26,954
Prepaid expenses and other	54,351	33,863

Total current assets	1,637,657	1,415,119
Long-term investments	570,861	437,135
Equipment, furniture and fixtures, net	196,951	132,061
Goodwill	212,500	301,024
Other intangible assets, net	62,457	130,889
Other long-term assets	70,596	62,635

Total assets	$2,751,022	$2,478,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,841	$40,390
Accrued liabilities	132,588	110,880
Restructuring liabilities	27,423	12,686
Unfavorable lease commitments	7,630	8,744
Income taxes payable	—	5,203
Deferred revenue	15,388	16,802
Other current obligations	948	—

Total current liabilities	223,818	194,705
Long-term deferred revenue	15,444	13,342
Long-term restructuring liabilities	65,742	53,657
Long-term unfavorable lease commitments	70,124	63,365
Other long-term obligations	5,009	2,886
Convertible notes payable	843,616	729,514

Total liabilities	1,223,753	1,057,469

Commitments and contingencies
Stockholders’ equity:
Preferred stock – par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock – par value $0.01; 980,000,000 shares authorized; 432,842,481 and 468,743,185 shares issued and outstanding	4,328	4,687
Additional paid-in capital	4,683,865	4,841,120
Deferred stock compensation	(24,983)	(14,878)
Notes receivable from stockholders	(3,866)	(545)
Accumulated other comprehensive income	8,840	3,402
Accumulated deficit	(3,140,915)	(3,412,392)

Total stockholders’ equity	1,527,269	1,421,394

Total liabilities and stockholders’ equity	$2,751,022	$2,478,863

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CIENA Reports Q3 Results/August 21, 2003/Page 7 of 7

Appendix A

The adjustments management makes in analyzing CIENA’s third quarter 2003 GAAP results are as follows:

•	Deferred stock compensation costs – a non-cash expense largely unrelated to normal operations, and which arises under GAAP accounting from the assumption of unvested stock options issued by any companies we acquire, including Cyras, ONI and WaveSmith.
•	Amortization of intangible asset – a non-cash expense unrelated to normal operations arising from acquisitions of intangible assets, principally developed technology acquired in the Cyras, ONI and WaveSmith acquisitions which CIENA is required to amortize over its expected useful life.
•	In-process research and development – a non-recurring expense related to acquired technology.
•	Nortel litigation – a non-recurring expense, unrelated to normal operations.
•	Restructuring costs – non-recurring charges, unrelated to normal operations, incurred as the result of reducing the size of the Company’s operations to align its resources with the reduced size of the telecommunications market as well as the result of targeting new segment opportunities within the overall market.
•	Income tax benefit on adjusted net loss – the income tax charge or benefit on the adjusted net loss, which is a necessary adjustment for consistency. The Company currently has a full valuation allowance for GAAP reporting purposes and accordingly does not recognize a tax benefit for losses generated.

ABOUT CIENA
CIENA Corporation delivers innovative network solutions to the world’s largest service providers, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

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